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                                                                  EXHIBIT 3.5(a)

                            ARTICLES OF INCORPORATION
                                       OF
                              CBRE/LJM-NEVADA, INC.

          Article 1. The name of the corporation shall be CBRE/LJM-Nevada, Inc. (the "Corporation").

          Article 2. The Corporation's principal office in the State of Nevada is located at One East First Street, Reno, Nevada 89501. The name and street address of its resident agent is The Corporation Trust Company of Nevada, One East First Street, Reno, Nevada 89501.

          Article 3. The purpose for which the Corporation is organized is the transaction of any and all lawful business for which corporations may be incorporated under the Nevada General Corporation Law, as it may be amended from time to time (the "General Corporation Law").

          Article 4. The authorized stock of the Corporation shall consist of One Hundred Thousand (100,000) shares of common stock, par value One Cent ($
 .01) per share.

          Article 5. The governing board of the Corporation shall be known as directors, and the number of directors may be increased or decreased from time to time as set forth in the bylaws of the Corporation. The initial board of directors shall consist of one (1) member. The name and address of the person who is to serve as sole member of the initial board of directors until his successor is elected and qualified or until his earlier resignation or removal is:

          Name                           Address
          ----                           -------

          Raymond E. Wirta               Pacific Corporate Towers
                                         200 North Sepulveda Boulevard
                                         Suite 300
                                         El Segundo, California 90245

          Article 6. The personal liability of any director of the Corporation to the Corporation or its stockholders for damages for breach of fiduciary duties as a director, is hereby eliminated to the fullest extent allowed by the General Corporation Law.

          Article 7. The sole incorporator of the Corporation is Raymond E. Wirta, Pacific Corporate Towers, 200 North Sepulveda Boulevard, Suite 300, El Segundo, California 90245.

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          THE UNDERSIGNED, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law, does make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set his hand this 30/th/ day of December, 1998.

                                                 /s/ Raymond E. Wirta
                                                 -------------------------------
                                                 Raymond E. Wirta, Incorporator



State of Colorado          )
                           )  ss.
County of Eagle            )


          The foregoing instrument was acknowledged before me this 30th day of December, 1998, by Raymond E. Wirta.




                                                 /s/ John Hope
                                                 -------------------------------
                                                 Notary Public

My Commision Expires 08/17/2002

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